Exhibit 21.1

List of Significant Subsidiaries of Mammoth Energy Partners LP

Bison Drilling and Field Services LLC

Bison Trucking LLC

Great White Sand Tiger Lodging Ltd.

Muskie Proppant LLC

Panther Drilling Systems LLC

Redback Coil Tubing LLC

Redback Energy Services LLC

Stingray Logistics LLC

Stingray Pressure Pumping LLC

White Wing Tubular Services LLC